EXHIBIT 10.11

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is entered into on May 21, 2018 (the ”Effective Date”) and is by and among Iconic Brands, Inc., a Nevada corporation (the “Company”), on the one hand, and Gregory M. Castaldo, an individual (“Castaldo”), Iroquois Master Fund Ltd., a Cayman Islands exempted limited company (“Iroquois”), Iroquois Capital Investment Group LLC, a Delaware limited liability company (“ICIG”), and The Special Equities Group, LLC, a Delaware limited liability company (“SEG,” and along with Castaldo, Iroquois and ICIG, each a “Shareholder” and collectively the “Shareholders”), on the other hand. Each of the Company and the Shareholders may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Shareholders are the beneficial and record owners of an aggregate of one hundred twenty million (120,000,000) shares of the issued and outstanding common stock of the Company (the “Common Shares”), which were issued pursuant to the Securities Purchase Agreement, dated as of November 1, 2017, between the Company and the Shareholders;

WHEREAS, the Shareholders desire to transfer to the Company, and the Company desires to acquire from the Shareholders, the Common Shares in exchange for shares of Series E Convertible Preferred Stock of the Company (the “Exchange”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Exchange of Shares.

(a) At the Closing (as defined in Section 2), subject to the terms and conditions set forth herein, the Shareholders shall convey, assign, and transfer to the Company, and the Company shall acquire and accept from the Shareholders, the Common Shares. The Common Shares shall be cancelled and added to the Company’s unissued and authorized shares of common stock.

(b) As consideration for the acquisition of the Common Shares, the Company shall issue to the Shareholders an aggregate of one million two hundred thousand (1,200,000) shares of the Company’s Series E Convertible Preferred Stock (the ”Preferred Shares”), at a ratio of one (1) Preferred Share for each one hundred (100) Common Shares, as set forth on Exhibit A attached hereto. The Company shall deliver stock certificates representing the Preferred Shares to the Shareholders within five (5) business days of the Effective Date (the “Preferred Certificates”).

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2. Closing. The closing of the Exchange (the ”Closing”) will take place at 5:00 p.m. Eastern Time on the Effective Date. The Closing shall take place at the offices of the Company or via the electronic exchange of documents, unless another date, time, or place is agreed to in writing by the Parties hereto.

3. Deliveries at Closing.

(a) The Company will deliver:

(i) to each Shareholder, a counterpart signature page to this Agreement;

(ii) evidence of the filing and acceptance of the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Preferred Shares (“Certificate of Designation”) from the Secretary of State of the State of Nevada; and

(iii) to each Shareholder, the Preferred Certificate registered in name of such Shareholder and satisfactory to such Shareholder, which may be delivered within five (5) business days of the Effective Date.

(b) Each Shareholder will deliver:

(i) to the Company, a counterpart signature page to this Agreement; and

(ii) to the Company, certificates evidencing the Common Shares, if existing, along with an executed Irrevocable Stock Power, or confirmation of instructions to its/his broker to transfer the Common Shares back to the Company, which may be delivered within five (5) business days of the Effective Date.

4. Representations and Warranties of the Company.

(a) The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b) The Preferred Shares and Conversion Shares (as defined below) are duly authorized and, when issued and paid for in accordance with this Agreement and the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for in this Agreement. The Conversion Shares, when issued in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for in the Certificate of Designation.

(c) The Company represents and agrees that the holding period of the Preferred Shares and Conversion Shares tack back to the original issue date of the Common Shares for Rule 144 purposes. The Company agrees not to take a position contrary to this paragraph. If requested by a Shareholder, the Company shall promptly, and in any event within 3 business days of such request, at the cost of the Company, deliver a legal opinion of outside counsel opining to the immediate availability of Rule 144 for the resale of the Preferred Shares and Conversion Shares.

5. Representations and Warranties of the Shareholders. Each Shareholder represents to the Company as of the date hereof that (a) at the time such Holder was offered the securities, it was, and as of the date hereof it is, and on each date on which it converts any Preferred Shares it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act, (b) it will acquire the Preferred Shares, and the shares of common stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”), for its account for the purpose of investment and not with a view to the distribution or resale thereof, (c) it has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of acquiring the Preferred Shares and Conversion Shares, and (d) the Shareholder understands the Preferred Shares and Conversion Shares have not been registered under the Securities Act of 1933 or under any other securities law and, therefore, none of the Preferred Shares or Conversion Shares can be sold, assigned, transferred, pledged or otherwise disposed of without registration under applicable securities laws or unless an exemption from such registration thereunder is available.

6. Transfer Restrictions. The Preferred Shares and Conversion Shares may not be sold, assigned, pledged, hypothecated or otherwise transferred except in accordance with applicable securities laws. The Company shall not be required (a) to transfer on its books any Preferred Shares or Conversion Shares that have been sold or otherwise transferred in violation of the foregoing transfer restrictions or (b) to treat as the owner of such Preferred Shares or Conversion Shares or to accord the right to vote or make distributions to any Shareholder or other transferee to whom such Preferred Shares or Conversion Shares shall have been so transferred.

7. Amendment; Waiver. No provision of this Agreement may be amended except by a written instrument signed by the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against which such waiver is to be enforced. Except as expressly provided otherwise in a waiver, no such waiver shall constitute an ongoing or future waiver of any provision of this Agreement.

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8. Severability. Should any provision of this Agreement be found by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be severed from this Agreement and the other provisions shall continue in full force and effect.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals for all purposes hereunder.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between the parties with respect thereto.

11. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue for any cause of action brought hereunder shall be in New York County, New York.

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IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first set forth above.

“Company”	“Shareholders”

Iconic Brands, Inc.,	The Special Equities Group, LLC
a Nevada corporation

By: Richard J. DeCicco	By:
Its: Chief Executive Officer	Its:

Iroquois Master Fund Ltd.

By:
Its:

Iroquois Capital Investment Group, LLC

By:
Its:

Gregory M. Castaldo

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Exhibit A

Selling Shareholders

Name	Common Shares	Preferred Shares (Series E Convertible Preferred Stock)
The Special Equities Group, LLC	40,000,000	400,000
Iroquois Master Fund Ltd.	30,000,000	300,000
Iroquois Capital Investment Group, LLC	10,000,000	100,000
Gregory M. Castaldo	40,000,000	400,000
Total	120,000,000	1,200,000